Exhibit 99.1

For Immediate Release	For Further Information:
Steven R. Lewis, President & CEO
Paul S. Musgrove, CFO
(330) 373-1221

First Place Financial Corp. Authorizes 500,000 Additional Shares for Repurchase

Warren, Ohio, August 21, 2007 – The Board of Directors of First Place Financial Corp., “First Place,” (NASDAQ:FPFC), authorized the purchase of an additional 500,000 shares today under its existing share repurchase program. On March 20, 2007 the Board of Directors authorized the Company to buy back up to 800,000 shares of First Place’s common stock over the following twelve months in open market or in privately negotiated transactions in accordance with applicable rules and regulations of the Securities and Exchange Commission. The action today authorizes an additional 500,000 shares for a total of 1,300,000 for the year ending March 20, 2008. First Place believes that the repurchase of its shares can represent an attractive investment opportunity that would benefit First Place and its shareholders. First Place’s Board of Directors approved this increase to the repurchase program based on current market and economic factors, the effect on shareholder dilution, adequacy of capital and the effect on liquidity. The repurchased shares will become treasury shares and may be used to meet First Place’s requirements for shares of common stock under its dividend reinvestment plan, stock option or other stock based plans, as consideration in an acquisition or for general corporate purposes.

About First Place Financial Corp.

First Place Financial Corp. is a $3.2 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 41 retail locations, 2 business financial service centers and 18 loan production offices through the First Place Bank, and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause First Place’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas First Place conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas First Place conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. First Place wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. First Place undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.